Exhibit 21.1

Subsidiaries of JP Energy Partners LP

Jurisdiction of
Entity	Formation
Alliant Arizona Propane, L.L.C.	Delaware
Alliant Gas, LLC	Texas
JP Energy ATT, LLC	Delaware
JP Energy Caddo, LLC	Delaware
JP Energy Crude Oil Services, LLC	Delaware
JP Energy Permian, LLC	Delaware
JP Energy Products Supply, LLC	Delaware
JP Energy Refined Products, LLC	Delaware
JP Energy Services, LLC	Delaware
JP Energy St. Croix, LLC	Delaware
JP Energy Storage, LLC	Oklahoma
JP Falco, LLC	Delaware
JP Liquids, LLC	Delaware
Pinnacle Propane Express, LLC	Delaware
Pinnacle Propane, LLC	Texas